FOR IMMEDIATE RELEASE NASDAQ: NSIT

INSIGHT NAMES STEVE DODENHOFF PRESIDENT, INSIGHT U.S.

TEMPE, Ariz. – October 1, 2012 – Insight Enterprises, Inc. (NASDAQ: NSIT), a leading worldwide technology provider of hardware, software and service solutions, announced today that Steve Dodenhoff has been named president, Insight United States. Dodenhoff will report directly to Ken Lamneck, president and chief executive officer, Insight Enterprises.

In this new role, Dodenhoff will lead all aspects of the U.S. business, including sales, marketing, operations, services and profitability.

“As we continue to strive for growth and operational excellence globally, it is important that we remain focused and aligned with our partners and clients in the U.S.,” said Lamneck. “Steve has demonstrated an exceptional ability to build relationships while maintaining trust and transparency. His collaboration with the senior leadership team has already led to significant contributions to our business strategy. Steve’s background and experience complements our team and aligns to our key growth initiatives.”

Dodenhoff joined Insight in January this year as the senior vice president of human resources and business development. With over 20 years of experience in building and leading growth-oriented technology companies, he has brought a wealth of sales, service delivery and talent development skill to Insight. Before joining Insight, Dodenhoff was president of Enghouse Interactive and held senior leadership roles with Integrated Information Systems and MicroAge.

“It’s an exciting time in our industry and our clients are increasingly looking to Insight to provide the consulting, implementation and managed services that complement our world class IT product and software sales capabilities,” said Dodenhoff. “I look forward to building on the strong foundation in place with our teammates and our partners and ensuring we are well positioned to meet our client’s IT solutions needs going forward.”

The move announced today is effective immediately. Dodenhoff is based at Insight’s headquarters in Tempe, Ariz.

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About Insight
Insight Enterprises, Inc. is a leading technology provider of hardware, software and service solutions to business and government clients in North America, Europe, the Middle East, Africa and Asia-Pacific. Insight is focused on helping organizations move technology goals forward in the areas of Cloud, Virtualization, Data Center, Unified Communication & Collaboration, Networking & Security, Data Protection, Mobility & Point of Sale, and Office Productivity. With approximately 5,300 teammates worldwide, Insight is ranked No. 460 on the 2012 Fortune 500 and generated sales of $5.3 billion for the year ended December 31, 2011. For more information, please call 1.800.INSIGHT (1.800.467.4448) in the United States or visit www.insight.com.

Contact:	Chuck King Insight Enterprises, Inc. Tel. (480) 409-6390 Email: chuck.king@insight.com